EXHIBIT 99.1

                                                      NEWS RELEASE
                                                         Contacts:
                        Investor: Patrick Fossenier 1+650-378-5353
                        News Media: Gary Frantz     1+650-378-5335



    CON-WAY INC. REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS FOR 2006



SAN MATEO, Calif.-January 29, 2007-Con-way Inc. (NYSE:CNW) today reported net income from continuing operations for the fourth quarter of 2006 of $81.8 million (after preferred stock dividends), or $1.65 per diluted share.  The results compare to fourth-quarter 2005 net income from continuing operations

(after preferred stock dividends) of $53.2 million, or 96 cents per diluted share.



Earnings from continuing operations in the 2006 fourth quarter included a net gain of $41.0 million, or 82 cents per diluted share, from the sale of Vector

SCM, LLC, the company's logistics joint venture with General Motors. Tax on the gain was offset by the application of a net capital loss carry forward from the 2004 sale of Menlo Forwarding.



Excluding Vector income from both fourth quarter 2006 and 2005, the company's earnings were 82 cents per diluted share, compared to 89 cents per diluted share, respectively.



Operating income in the 2006 fourth quarter was $109.8 million, an increase of 23.0 percent from $89.2 million earned in the fourth quarter a year ago.

Revenues of $1.0 billion were down 7 percent compared with last year's fourth-quarter revenues of $1.07 billion.



Net income available to common shareholders in the 2006 fourth quarter was

$82.4 million, or $1.66 per diluted share. This compares to previous-year fourth-quarter net income of $49.9 million, or 90 cents per diluted share.

The 2006 and 2005 fourth-quarter net income to common shareholders included the results of discontinued operations and disposals, which were a net gain of 1 cent per diluted share and a net loss of 6 cents per diluted share,

respectively.



As of January 1, 2006 the company adopted SFAS 123R, using the modified prospective method for calculating expense on share-based compensation.

Adoption of SFAS 123R reduced net income in the fourth quarter by 2 cents per diluted share, and operating income by $1.4 million in the quarter.  On an annual basis, the impact to earnings from SFAS 123R for 2006 was $5.8 million, or 7 cents per diluted share. Under this method, prior-period results are not restated.



For the full-year 2006, Con-way reported net income from continuing operations of $265.2 million (after preferred stock dividends), or $5.09 per diluted share. The 2006 full-year results included gains from the sale of

Con-way Expedite in the third quarter, and the sale of Vector in the fourth quarter. This compares with 2005 net income from continuing operations of

$222.6 million, or $3.98 per diluted share.



Including the effect of discontinued operations, net income to common shareholders for the full-year 2006 was $259.0 million, or $4.98 per diluted share, compared to net income to common shareholders in 2005 of $214.0 million, or $3.83 per diluted share.



Revenues for the full-year 2006 rose to $4.22 billion, a 2.6 percent increase over 2005's revenues of $4.12 billion. Operating income was $401.8 million,

an increase of 8.3 percent from $370.9 million in 2005.



"Our financial performance in 2006 was not up to the standards our shareholders and employees have come to expect for the Con-way enterprise,"

commented Douglas W. Stotlar, Con-way's president and CEO. "2006 was a year of adversity, but it also was the catalyst to take a hard look at our organization, assess our strengths and weaknesses, and identify areas for change, improvement and new approaches for how we sell into our markets."



"Despite our disappointing financial results, we closed out 2006 operationally stronger and we will build on that momentum," Stotlar added.

"Con-way Freight has one of the best LTL networks in the business. Despite a slack economy, Con-way continued to demonstrate industry-leading service performance, labor productivity and produced a superior return on capital.

Menlo Logistics made excellent strides with the transition to its industry vertical, multi-client warehouse model.  Menlo also captured significant new business while eliminating low-margin accounts, and improved its finances across several key metrics, especially working capital management. Lastly, we made record investments in our plant and rolling stock, and we returned value to shareholders through major repurchases of our common stock."



"We took away a number of lessons from 2006.  We have launched several initiatives to reinvigorate our growth, reduce our costs, and align our value

proposition more tightly with our customers.   In 2007, we will be a leaner

and more vigorous competitor in pursuing our growth strategy. We are excited about the opportunities we see for the Con-way businesses," Stotlar noted.



The effective tax rate for the 2006 fourth quarter was 21.4 percent compared to 36.5 percent in the same period of 2005. The 2006 tax rate was affected by tax benefits of $14.8 million (30 cents per diluted share) associated with the utilization of a capital loss carryover on the gain from the sale of

Vector, and other tax benefits and credits. The tax rate in 2005 also was affected by certain benefits and credits.



The company continued to make stock repurchases under its $400 million buyback program, authorized by Con-way's Board in April 2006.  In the fourth quarter of 2006, the company acquired 949,000 shares representing $44.3 million, for a total value of $309.7 million repurchased to-date. The company is authorized to make share repurchases under the program through the second quarter of 2007.



CON-WAY FREIGHT AND TRANSPORTATION



For the fourth quarter of 2006, Con-way Freight, the company's regional less-

than-truckload (LTL) operation, and Con-way Truckload Services, which consists of the company's full-truckload, truckload brokerage and trailer manufacturing divisions, reported the following results:



   * Operating income of $60.1 million, down 21.4 percent from the $76.5 million earned in the year-ago period.



   * Revenues of $679.8 million, down 4.0 percent compared to the prior-year fourth-quarter revenues of $708.1 million.



   * Total tonnage per day handled by Con-way Freight decreased 8.0 percent from the previous-year fourth quarter due to yield enhancement initiatives launched during an economic slowdown.



   * Total yield for Con-way Freight was up 2.9 percent from the previous-

     year fourth quarter. Excluding the fuel surcharge, yield was up 3.5 percent.



   * Con-way Freight achieved an operating ratio of 90.8 in the 2006 fourth quarter compared to 89.6 in fourth-quarter 2005.



MENLO WORLDWIDE



For the fourth quarter of 2006, Menlo Worldwide reported:



   * Total segment operating income of $49.9 million compared with $15.2 million in the fourth quarter of 2005. The 2006 fourth-quarter included the $41.0 million gain from the sale of Vector. The previous-year period included $7.1 million of Vector profits.



   * Menlo Logistics revenue of $318.9 million, down 12.9 percent from the previous-year fourth-quarter revenue of $365.9 million, due in part to the elimination of low-margin accounts.



   * Operating income from Menlo Logistics of $7.9 million, a decrease of 2.6 percent from the previous-year fourth quarter of $8.1 million. In the second half of 2005, Menlo Logistics also benefited from a large one-

     time transportation management assignment with a major retail account,

     which concluded at year-end.



   * Segment income for Vector SCM, excluding the gain from the sale, was

     $941,000, from Vector business cases that were under way prior to June

     30, compared to the $7.1 million earned in the fourth quarter of 2005.



2007 OUTLOOK



Beginning in 2007, Con-way has adopted a policy of providing earnings guidance for the full year only. Yearly guidance will be adjusted each quarter.  For 2007, the company expects diluted earnings per share from continuing operations to be between $3.60 and $3.90, based on an assumed number of diluted shares outstanding of 48.2 million. Con-way's effective tax rate is expected to be 38 percent for the year.



INVESTOR CONFERENCE CALL



Con-way Inc. will host a conference call to discuss fourth-quarter and full-

year 2006 results tomorrow, Tuesday, January 30, 2007 at 12:00 Noon Eastern

Standard Time (9:00 a.m. Pacific).



The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live internet web cast at www.con-way.com at the investor relations page. Related financial and operating statistics to be discussed on the conference call are available on the company's web site at www.con-way.com in the Investor Relations section.



An audio replay will be available for two weeks following the call by dialing

(800) 642-1687 or (706) 645-9291 (for international callers) and using access code 3904342. The replay will also be available at the same web-casting site providing access to the live call.



Con-way Inc. (NYSE:CNW) is a $ 4.2 billion freight transportation and logistics company with businesses in less-than-truckload and full-truckload freight services, brokerage, logistics, warehousing, supply chain management and trailer manufacturing. The company and its subsidiaries operate across

North America and in 20 countries. Further information about Con-way Inc. and additional press releases are available via the Internet at www.con-way.com.